UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 1, 2007

Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

0-25060	52-1889548
(Commission File Number)	(IRS Employer Identification No.)

309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Royal Host Management, Inc., an independent contractor, currently manages 81 of Supertel’s hotels pursuant to a hotel management agreement with Supertel’s wholly owned subsidiaries, TRS Leasing, Inc., TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC (collectively referred to in this report as the “TRS Lessee”). The hotel management agreement was amended effective January 1, 2007 and the amendment is attached to this report as an exhibit and incorporated herein by reference. The amendment, among other things, provides for: (a) the amendment of the base management fee calculation so that the base management fee is reduced as a percentage of gross hotel revenue (ranging from 4.25% to 3.0%) as revenues increase above certain thresholds; (b) the automatic extension of the term of the management agreement for five years (unless Royal Host Management elects otherwise) in the event of a specified return on Supertel’s hotel investment for the four years ended December 31, 2010; (c) an increase in the termination fee payable to Royal Host Management under certain circumstances equal to the greater of (i) $3,600,000 less an amount equal to $100,000 multiplied by the number of months after December 31, 2006 preceding the month of termination or (ii) 50% of the base management fee paid to Royal Host Management during the twelve months prior to notice of termination; and (d) the base compensation of Royal Host Management’s district managers to be included in the operating expenses paid by TRS Lessee.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.
10.1	Seventh Amendment to Hotel Management Agreement dated August 1, 2004 by and between Royal Host Management, Inc., TRS Leasing, Inc., TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: January 4, 2007	By: /s/ Donavon A. Heimes
Name: Donavon A. Heimes
Title: Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Seventh Amendment to Hotel Management Agreement dated August 1, 2004 by and between Royal Host Management, Inc., TRS Leasing, Inc., TRS Subsidiary, LLC and SPPR TRS Subsidiary, LLC.